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                                                                    EXHIBIT 99.1
                                                                    ------------

NEWS RELEASE
     For Immediate Release

CONTACT:

WENDY F. CLAY                               KATE T. KREGER
Vice President, Administration              Director, Corporate Communications
(716) 382-2339                              (716) 382-2330



                    FORMER KODAK EXECUTIVE, DAVID P. BIEHN,
                         JOINS CPAC BOARD OF DIRECTORS

                      COMPANY EXPANDS BOARD TO SIX MEMBERS


LEICESTER, NY. . .APRIL 27, 1999. . .CPAC, Inc. (NASDAQ/NNM: CPAK) today announced the appointment of Mr. David P. Biehn to its Board of Directors, increasing the size of the Board to six members.

Mr. Biehn joined Kodak in 1968 and held key positions in the company's photofinishing, professional, planning and marketing research units. From 1984 to 1989, Mr. Biehn served as General Manager of Marketing and Vice President of Kodak, Japan. In 1991, he was named General Manager of the Professional Photography Division, and was elected a Vice President of the company. In June 1993, Mr. Biehn was appointed General Manager of Consumer Imaging, and, in September 1995, was elected a Senior Vice President of Kodak. He retired from Kodak in March of 1998.

Mr. Biehn has also served on the Town Board in the town of Geneseo for four
years and as a Town Justice in Geneseo for eight years.   He is currently
serving on the SUNY Geneseo Community Advisory Council.
                                                          MORE. . .MORE. . .MORE

2364 LEICESTER ROAD, LEICESTER, NEW YORK 14481 o TELEPHONE (716) 382-3223 o FAX
                                 (716) 382-3031

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                                              BIEHN JOINS CPAC BOARD ADD 1_.1_.1


A graduate of the University of Delaware, Mr. Biehn holds a BA in history and an MBA in marketing.

Thomas N. Hendrickson, Chairman and Chief Executive Officer of CPAC, Inc., said, "Dave has worked with us for the last six months as a consultant for CPAC/Fuller Brands, and we are extremely pleased to have him join our Board of Directors.
As a new outside member of the Board, he adds breadth and expertise in the area of marketing, and general business dynamics. His insight will be of significant value in helping set strategic direction for our current business operations."

CPAC, Inc. is an acquirer, licensee and developer of recognized brand names for the cleaning and personal care, and imaging markets. The Company also manufactures private-label and branded specialty chemicals. Shares are traded over the Nasdaq National Market System under the ticker symbol "CPAK." Additional information is available on the Company's website
(www.cpac-fuller.com).

Except for the historical matters contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risks and uncertainties which may affect CPAC's business and prospects, including economic, competitive, governmental technological and other factors discussed in CPAC's filings with the Securities and Exchange Commission.

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